Exhibit 4.10

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SALE OF SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

WARRANT TO PURCHASE

CERTAIN SHARES OF THE CAPITAL STOCK OF

NEUTRAL TANDEM, INC.

(Void after September 30, 2012)

This certifies that VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company, or assigns (the “Holder”), for value received, is entitled to purchase from NEUTRAL TANDEM, INC., a Delaware corporation (the “Company”), an Applicable Number (as hereinafter defined) of fully paid and nonassessable shares of the Company’s Applicable Stock (as hereinafter defined), for cash at a price per share (the “Stock Purchase Price”) equal to the Applicable Stock Purchase Price (as hereinafter defined) at any time or from time to time during the Exercise Period (as hereinafter defined), upon surrender to the Company at its principal office at One South Wacker Drive, Suite 200, Chicago, IL 60606 (or at such other location as the Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof.

Certain Defined Terms. As used in this Warrant, the following terms shall have the meanings ascribed to them as follows:

“Applicable Number” means the number obtained by dividing $82,500 by the Applicable Stock Purchase Price, with the Applicable Number subject to adjustment by the Loan Advancement Adjustment Amount.

“Applicable Stock” means (i) if the Next Round closes on or before September 30, 2005 and no Liquidity Event has occurred prior thereto, shares of the Next Round Securities, (ii) if the Next Round does not close on or before September 30, 2005 and no Liquidity Event has occurred prior to such date, shares of the Company’s Series B-l Preferred Stock, or (iii) if a Liquidity Event occurs on or prior to September 30, 2005 and the Next Round has not closed prior thereto, and such Liquidity Event is the initial Qualified Public Offering, shares of the Common Stock of the Company, or if such Liquidity Event is not the initial Qualified Public Offering, shares of the Company’s Series B-1 Preferred Stock.

“Applicable Stock Purchase Price” means (i) with respect to the Next Round Securities, the Next Round Securities Purchase Price, (ii) with respect to the Company’s Series B-l Preferred Stock, $1.4815 per share, or (iii) with respect to shares of the Company’s Common Stock in connection with the initial Qualified Public Offering which is the Next Round, the per share offering price of such stock thereunder.

“Exercise Period” means that period beginning on the earliest of (i) the closing of the Next Round, (ii) September 30, 2005 and (iii) immediately prior to the closing of a Liquidity Event, and terminating at 5:00 p.m. Central Standard Time on the Expiration Date.

“Expiration Date” means September 30, 2012.

“Lender” means Venture Lending & Leasing IV, Inc., an affiliate of Holder.

“Liquidity Event” means either (i) the initial Qualified Public Offering, or (ii) any consolidation, merger or other combination in which the stockholders of the Company immediately prior to the first such transaction own less than 50% of the voting stock of the Company immediately after giving effect to such transaction or related series of such transactions.

“Loan Agreement” means that certain Loan and Security Agreement between the Company and Lender an affiliate of Venture Lending & Leasing IV, LLC dated as of May 28, 2004, as supplemented by Supplement No. 2.

“Loan Advancement Adjustment Amount” means:

(i) in connection with each Loan advanced to the Company under Lender’s Commitment No. 2 pursuant to the Loan Agreement, an increase in the Applicable Number by a number equal to the quotient of (A) the product of (I) 0.02 multiplied by (II) the aggregate original principal amount of each Loan advanced to Company under the Second Tranche of Commitment No.2 subsequent to the Next Round by Lender thereunder, divided by (B) the Applicable Stock Purchase Price, and

(ii) in the event that either Lender fails or refuses to make any Loan under the Second Tranche of Commitment No.2 pursuant to Section 4.2(f) of the Loan Agreement, or the Company has satisfied all of the applicable conditions precedent set forth in the Loan Agreement and any other Loan Document applicable to the funding of such Loan and Lender nevertheless fails or refuses to make any such requested Loan then, in either such event, the number of shares of Applicable Stock issuable under this Warrant shall be adjusted automatically to be that number of shares equal to the quotient of (Y) the product of (I) 0.05 multiplied by (II) the aggregate original principal amount of Loans that were actually funded by Lender under the Second Tranche of Commitment No.2, divided by (Z) the Applicable Stock Purchase Price, provided, that in the event Lender subsequently funds any such Loan (with Company’s consent), the adjustment to the number of shares of Applicable Stock issuable under this Warrant described in this clause (ii) of the definition of Loan Advancement Adjustment Amount shall be automatically eliminated or reversed (but the number of shares of Applicable Stock shall be subject to subsequent adjustment(s) in accordance with the terms of this Warrant);

“Supplement No, 2” means that certain Supplement No. 2 between the Company and an affiliate of Venture Lending & Leasing IV, LLC dated as of the date of this Warrant.

“Next Round” shall have the meaning given to such term in the Loan Agreement.

“Next Round Securities” shall mean the securities issued by the Company pursuant to the Next Round.

“Next Round Securities Purchase Price” shall mean the lowest price per share paid for by investors for the Next Round Securities in connection with the Next Round.

All other capitalized terms used in this Warrant not defined above or otherwise defined in this Warrant, shall have the meanings ascribed to them in the Loan Agreement.

Promptly after commencement of the Exercise Period, and in no event later than October 15, 2005, the Company shall deliver a supplement to this Warrant, in substantially the form of Exhibit “A” attached hereto, specifying the type of Applicable Stock and the Applicable Number of shares of Applicable Stock this Warrant is exercisable for and the Applicable Stock Purchase Price at which such shares are purchasable hereunder. Failure of the Company to deliver such supplement shall not affect the rights of the Holder to receive any of the Applicable Stock upon exercise of this Warrant. The Stock Purchase Price and the Applicable Number of shares purchasable hereunder are subject to adjustment as described above and to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1. Exercise; Issuance of Certificates; Payment for Shares.

(a) Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of the Holder, at any time or from time to time during the Exercise Period for all or any portion of the shares of Applicable Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. In the event, however, that pursuant to the Company’s Certificate of Incorporation, as amended and in effect from time to tine (the “Certificate of Incorporation”), an event causing automatic conversion of the Company’s Applicable Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Common Stock of the Company (the “Common Stock”) into which the Applicable Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Applicable Stock” shall be deemed to be or include such Common Stock, as may be appropriate). Subject to the second sentence of Section 3, the Company agrees that the shares of Applicable Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2 and the second sentence of Section 3, certificates for the shares of Applicable Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Applicable Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b) The Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Applicable Stock equal to the quotient of: (i) the difference between (A) the Per Share Price (as hereinafter defined) of the Applicable Stock, less (B) the Stock Purchase Price then in effect, multiplied by the number of shares of Applicable Stock the Holder would otherwise have been entitled to purchase hereunder pursuant to clause (a) of this Section 1 (or such lesser number of shares as the Holder may designate in the case of a partial exercise of this Warrant); over (ii) the Per Share Price. Election to exercise under this section (b) may be made by delivering a signed form of subscription to the Company via facsimile, to be followed by delivery of this Warrant.

(c) For purposes of clause (b) of this Section 1, “Per Share Price” means the product of: (i) the greater of (A) the average closing price of the securities issuable upon conversion of the Applicable Stock, as quoted by NASDAQ or listed on any exchange, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the three (3) trading day period ending one (1) trading day prior to the date of the Holder’s election hereunder or, (B) if applicable at the time of or in connection with the exercise under clause (b) of this Section 1, the gross sales price of one share of Common Stock pursuant to a registered public offering or that amount which stockholders of the Company will receive for each share of Common Stock pursuant to a merger, reorganization or sale of assets; and (ii) that number of shares of Common Stock into which each share of Applicable Stock is convertible. If the securities issuable upon conversion of the Applicable Stock are not quoted by NASDAQ or listed on an exchange and none of the above clauses apply, the Per Share Price of the Applicable Stock (or the equivalent number of shares of Common Stock into which such Applicable Stock is convertible) shall be the price per share which the Company would obtain from a willing buyer for shares sold by the Company from authorized but unissued shares as such price shall be determined in good faith by the Company’s Board of Directors.

2. Limitation on Transfer.

(a) This Warrant and the Applicable Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to insure compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”). Each holder of this Warrant, the Applicable Stock issuable hereunder, or the Common Stock issuable upon conversion thereof will cause any proposed transferee of this Warrant, such Applicable Stock or such Common Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2. Notwithstanding the foregoing and any other provision of this Section 2, Holder may freely transfer all or part of this Warrant, the Applicable Stock issuable hereunder, or the Common Stock issuable upon conversion thereof at any time to any lender transferee of a portion of the loan commitment of Venture Lending & Leasing IV, Inc. under the Loan Agreement, by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferees(s) (and Holder, if applicable).

(b) Each certificate representing (i) this Warrant, (ii) the Applicable Stock issuable hereunder, (iii) shares of Common Stock issued upon conversion of such Applicable Stock and (iv) any other securities issued in respect to the Applicable Stock or Common Stock issued upon conversion of the Applicable Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144 promulgated thereunder) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(c) The Holder of this Warrant and each person to whom this Warrant is subsequently transferred represents and warrants to the Company (by acceptance of such transfer) that it will not transfer this Warrant (or the Applicable Stock issuable upon exercise hereof or the Common Stock issuable upon conversion thereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for the Company, that an exemption from such registration is available.

3. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Applicable Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Holder acknowledges and agrees that as of the date of this Warrant, the Company has not designated and is not authorized to issue any shares of Next Round Securities, and that the Company is under no obligation to so designate such shares. The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Applicable Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Applicable Stock may be issued as provided herein without violation of any applicable law or regulation. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as provided for in Section 4 hereof) (i) if the total number of shares of Applicable Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Applicable Stock then outstanding and all shares of Applicable Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Applicable Stock then authorized by the Company’s Certificate of Incorporation, (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Applicable Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation or (iii) if the par value per share of the Applicable Stock would exceed the Stock Purchase Price.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares of Applicable Stock purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares of Applicable Stock obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares of Applicable Stock purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Applicable Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Applicable Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2 Dividends in Applicable Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Applicable Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a) Applicable Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Applicable Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(b) any cash paid or payable otherwise than as a cash dividend, or

(c) Applicable Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Applicable Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Applicable Stock receivable thereupon, and without payment of any additional consideration therefore, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had he been the holder of record of such Applicable Stock as of the date on which holders of Applicable Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3 Reorganization, Rectification, Consolidation, Merger or Sale. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Applicable Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Applicable Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the holder hereof shall thereafter, during the period specified herein and upon payment of the aggregate Stock Purchase Price then in effect therefor, have the right to purchase and receive (in lieu of the shares of the Applicable Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Applicable Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any such case, appropriate provision shall be made with respect to the rights and interests of the holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

4.4 Sale or Issuance Below Purchase Price. The antidilution rights applicable to the shares of the series of Applicable Stock purchasable hereunder are set forth in the Certificate of Incorporation. Such anti-dilution rights shall not be restated, amended, modified or waived in any manner without the Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on the Holder hereof would be more adverse to the Holder hereof than, and substantially dissimilar to, its effect on the other holders of the same series of the Company’s Applicable Stock. The Company shall promptly provide the Holder hereof with any restatement, amendment, modification or waiver of the anti-dilution rights of the Charter affecting the holders of Applicable Stock promptly after the same has been made.

4.5 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6 Other Notices. If at any time:

(a) the Company shall declare any cash dividend upon its Applicable Stock;

(b) the Company shall declare any dividend upon its Applicable Stock payable in stock or make any special dividend or other distribution to the holders of its Applicable Stock;

(c) the Company shall offer for subscription pro rata to the holders of its Applicable Stock, other than pursuant to contractual, rights held by such holders, any additional shares of stock of any class or other rights;

(d) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another entity; or

(e) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (i) at least 20 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 20 days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Applicable Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Applicable Stock shall be entitled to exchange their Applicable Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

4.7 Certain Events. If any change in the outstanding Applicable Stock of the Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

5. Issue Tax. The issuance of certificates for shares of Applicable Stock upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6. Closing of Books. The Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Applicable Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Applicable Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

8. Intentionally Omitted.

9. Registration Rights. The Holder hereof shall be entitled, with respect to the shares of Applicable Stock issued upon exercise hereof or the shares of Common Stock or other securities issued upon conversion of such Applicable Stock as the case may be, to all of the registration rights set forth in the Amended and Restated Registration Rights Agreement dated as of November 19, 2004, as amended and/or restated from time to time (the “Rights Agreement”), to the same extent and on the same terms and conditions, subject to the number of shares of Applicable Stock or Common Stock held by Holder, as possessed by the investors thereunder with the following exceptions and clarifications: (i) the Holder will have no demand registration rights; (ii) the Holder will be subject to the same provisions regarding indemnification and lock-up as contained in the Rights Agreement; and (iii) the registration rights are freely assignable by the Holder of this Warrant in connection with a permitted transfer of this Warrant or the shares issuable upon exercise hereof. The Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to the Holder does not violate the provisions of the Rights Agreement or any of the Company’s charter documents or rights of prior grantees of registration rights. Holder hereby agrees to execute a joinder to the Rights Agreement in a form reasonably satisfactory to the Company upon exercise of this Warrant.

10. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Applicable Stock issued upon exercise of this Warrant, contained in Sections 2, 6,7, 9,12 and 13 shall survive the exercise of this Warrant.

11. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant.

13. Binding Effect on Successors. This Warrant shall be binding upon any successors or assigns of the Company and Holder. All of the obligations of the Company relating to the Applicable Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assign of the holder hereof. The Company will, at the time of the exercise of this Warrant, in whole or in part, upon the reasonable request of the Holder hereof acknowledge in writing its continuing obligation to the Holder hereof in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which the Holder hereof shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of the Holder hereof to make any such request shall not affect the continuing obligation of the Company to the Holder hereof in respect of such rights.

14. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parries shall be governed by, the laws of the State of California.

15. Lost Warrants or Stock Certificates. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

17. Representations of Holder. With respect to this Warrant, Holder represents and warrants to the Company as follows:

17.1 Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning the Company, its business and services, its officers and its personnel; the officers of the Company have made available to Holder any and all written information it has requested; the officers of the Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by the Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.

17.2 Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Applicable Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Applicable Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws. It acknowledges that the offering of the Warrant was made only through direct, personal communication between Holder and a representative of the Company, and not through public solicitation or advertising. Holder acknowledges and understands that the Company will be relying upon Holder’s representations and warranties set forth herein in offering and selling the Warrant to Holder.

17.3 Rule 144. It acknowledges that this Warrant, the Applicable Stock issuable hereunder and the Common Stock issuable upon the conversion thereof must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4 Access to Data. It has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to inspect the Company’s facilities.

17.5 Accredited Investor. It is an “accredited investor” within the meaning of Rule 501, Regulation D of the Securities Act.

18. Additional Representations and Covenants of the Company. Subject to second sentence of Section 3, the Company hereby represents, warrants and agrees as follows:

18.1 Corporate Power. The Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2 Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this Warrant has been taken. This Warrant is a valid and binding obligation of the Company, enforceable in accordance with its terms.

18.3 Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Applicable Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Applicable Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4 Stock Issuance. Upon exercise of this Warrant, the Company will use its best efforts to cause stock certificates representing the shares of Applicable Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Applicable Stock into shares of Common Stock, the Company will issue the Common Stock in the names of Holder, its nominees or assignees, as appropriate.

18.5 Certificates and By-Laws. The Company has provided Holder with true and complete copies of the Company’s Certificate of Incorporation, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.6 Financial and Other Reports. From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, the Company shall furnish to Holder the same annual and quarterly financial information that the Company furnishes to its stockholders at the same time such financial information is furnished to such stockholders; provided, however, that, notwithstanding the foregoing, the Company shall not be required to furnish to the Holder the financial information described in this Section 18.6 in the event such financial information has been previously delivered to Lender pursuant to the Loan Agreement; provided, further, that the covenant of Company set forth in this Section 18.6 shall terminate and be of no further force and effect upon the earlier to occur of (i) the consummation of a sale of securities pursuant to a registration statement filed by Company under the Securities Act in connection with a firm commitment underwritten offering of Company’ securities to the general public or (ii) the date Company first becomes subject to the periodic reporting requirement of Sections 12(g) or 15(d) of the Exchange Act of 1934, as amended.

Remainder of this page intentionally left blank; signature page follows

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized this 20th day of December, 2004.

NEUTRAL TANDEM, INC.

By:	/s/ Robert M. Junkroski
Name:	Robert M. Junkroski
Title:	CFO

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:	Neutral Tandem

One South Wacker Drive, Suite 200

Chicago, Illinois 60606

☐	The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, _____________ ( ) shares (the “Shares”) [(1) See Below] of Applicable Stock / Common Stock of Neutral Tandem, Inc. and herewith makes payment of ______________ Dollars ($_____) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, ______________, whose address is _______________________.

☐	The undersigned hereby elects to convert ________ percent ( %) of the value of the Warrant pursuant to the provisions of Section l(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to the Company.

Dated
Holder:
By:
Its:

(Address)

(1)	Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Applicable Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Applicable Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated
Holder:
By:
Its:

EXHIBIT “A”

[On letterhead of the Company]

Reference is hereby made to that certain Warrant dated December 20, 2004, issued by NEUTRAL TANDEM, INC., a Delaware corporation (the “Company”), to VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number of shares of the Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and the Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that the Holder is entitled to purchase from the Company _____________________(____________) fully paid and nonassessable shares of the Company’s ______________ Stock at a price of __________________ Dollars ($_______ ) per share (the “Stock Purchase Price”). The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this ____ day of ____________, 200_____.

NEUTRAL TANDEM, INC.

By:
Name:
Title: